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                                                                   EXHIBIT 5.2

                                 [LETTERHEAD]




                                 June 5, 1998



Perry-Judd's Incorporated and Subsidiaries
c/o Perry-Judd's Incorporated
575 West Madison Street
Waterloo, Wisconsin 53594


Ladies and Gentlemen:

      We have acted as special counsel for three of the wholly-owned subsidiaries of Perry-Judd's, Incorporated, ("the Company") Port City Press, Inc., and Judd & Detweiler, Inc. (each a "Subsidiary" and collectively, the "Subsidiaries"), in connection with the proposed offering and issuance of One Hundred Fifteen Million Dollars ($115,000,000) in principal amount of 10-5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") of the Company, and related guarantees thereof by the Subsidiaries (each a "Subsidiary Guarantee" and collectively the "Subsidiary Guarantees"), in exchange for a like amount of 10-5/8% Senior Notes due 2007 (the "Outstanding Notes") of the Company, as contemplated by the Prospectus (the "Prospectus") included as part of the Registration Statements on Form S-4 by the Company (file No. 333-45235 filed on January 30, 1998) and each Subsidiary (file Nos. 333-45235-02, 333-45235-05, and 333-45235-07, respectively, all originally filed on May 11,
1998) with the Securities Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statements, as amended or supplemented, are hereinafter referred to collectively as the "Registration Statement").

      In connection with this opinion, we have examined, among other things, the following:

           (i)    The Registration Statement and Prospectus contained therein;

           (ii)   The Indenture, dated as of December 16,


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Perry-Judd's Incorporated                   -2-                   June 5, 1998
  and Subsidiaries


1997, by and among the Company, the Subsidiaries named therein, and U.S. Trust Company of California, N.A. as trustee (the "Trustee") (the
"Indentures");

           (iii) The Registration Rights Agreement, dated as of December 16, 1997, by and among the Company, the Subsidiaries named therein, and BT Alex Brown, Incorporated:

           (iv) Certificate of Incorporation, Articles of Organization or other incorporation document, as the case may be, of each Subsidiary, including all amendments thereto, as in effect on the date hereof;

           (v) The By-laws of each Subsidiary, including all amendments thereto, as in effect on the date hereof; and

           (vi) Resolutions of the Board of Directors of each Subsidiary, adopted by unanimous written consent as of December 16, 1997, authorizing the guarantee of the Exchange Notes and certain other actions with regard thereto.

      In addition, we have obtained from public officials, officers and other representatives of the Company and the Subsidiaries, and other such certificates (including without limitation a certificate dated the date hereof of the Secretary of each Subsidiary listed above), documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion. In our examination of the documents listed in (i) -
(vi) above and the other certificates and documents referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on documents not executed in our presence and facsimile or photostatic copies of which we reviewed, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. Regarding documents executed by parties other than the Subsidiaries, we have assumed (i) that each such other party had the power to enter into and perform all its obligations thereunder, (ii) the due authorization, execution and delivery of such documents by each such party, and (iii) that such documents constitute the legal, valid, binding and enforceable obligations of each such party. We have also assumed that the Outstanding Notes were paid for and the Subsidiary Guarantees were issued as contemplated in the Purchase Agreement dated

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[LETTERHEAD]

Perry-Judd's Incorporated                   -3-                   June 5, 1998
  and Subsidiaries


December 10, 1997 by and among PPC Holdings, Inc., Perry Graphic
Communications, Inc., Naomi Acquisition Corp., and BT Alex Brown Incorporated.

      Based upon the assumptions, qualifications, and limitations set forth herein, and relying upon the statements of fact contained in the documents that we have examined, we are of the opinion, as of the date hereof, that:

           1. Each Subsidiary Guarantee has been duly authorized by the respective Subsidiary;

           2. When, as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed by the Company and (iv) the Exchange Notes have been issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), then each Subsidiary Guarantee will constitute a legally issued, fully paid and nonassessable and valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms.

       To the extent that the obligations of any Subsidiary under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture, (ii) the Indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Trustee, (iii) the Trustee is in compliance generally, and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations, and (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

       In addition to the assumptions set forth above, the opinions set forth herein are also subject to the following qualifications and limitations:

       (a)   The opinions expressed in this letter are limited by


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Perry-Judd's Incorporated                   -4-                   June 5, 1998
  and Subsidiaries


applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect which relate to or affect the enforcement of creditors' rights generally, by general principles of equity (such as, but not limited to, concepts of materiality, reasonableness, good faith, and fair dealing), and by legal and equitable limitations on the enforceability of specific remedies.

      (b) The opinions expressed in this letter are specifically limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated herein. Without limiting the generality of the foregoing, we express no opinion as to the enforceability of provisions relating to indemnification, contribution or exculpation, to the extent any such provision is contrary to public policy or prohibited by law (including, without limitation, federal and state securities laws).

      (c) For purposes of the opinions expressed herein, we have assumed that the nature of the Subsidiary Guarantees as contracts and obligations is governed by the laws of the State of New York, as to which we express no opinion.

      (d) The opinions expressed in this letter are based on the laws of the jurisdictions referred to in the next paragraph as they may be in effect on the date hereof and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

      The opinions herein expressed are limited in all respects solely to matters governed by the internal laws of the District of Columbia, the internal laws of the State of Maryland, and the federal laws of the United States of America, insofar as each may be applicable. We express no opinion herein with respect to matters of local, country or municipal law, or with respect to the laws, regulations, or ordinances of local agencies within any state. Subject to the foregoing, any reference herein to "law" means applicable constitutions, statutes, regulations and judicial decisions.

      We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in


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[LETTERHEAD]

Perry-Judd's Incorporated                   -5-                   June 5, 1998
  and Subsidiaries


the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

      Your counsel, Brobeck Phleger & Harrison, LLP, may rely on the opinions expressed herein in giving their opinions to you. This opinion letter is expressly limited to the matters set forth above, and we render no other opinion and express no other belief whether by implication or otherwise, as to any other matters. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.

                                       Very truly yours,



                                       Berliner, Corcoran & Rowe LLP